Exhibit 10.11

Amendment No. 2 to Executive Employment Agreement

This Amendment No. 2 to the Executive Employment Agreement (the “Second Amendment”) is entered into as of March 31, 2017 by and among Tapinator, Inc., a Delaware corporation (the “Company”) and Ilya Nikolayev (“Employee”)

RECITALS

WHEREAS, the Company and Employee are parties to that certain Executive Employment Agreement made as of May 7, 2015 (the “Original Agreement”) and the Company and Employee subsequently entered into that certain Amendment No. 1 to Executive Employment Agreement made as of August 25, 2016 (the “First Amendment”); and

WHERES, the Company and Employee desire to amend the Original Agreement and the First Amendment as set forth in this Second Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Holder and the Company agree as follows:

1.     Incorporation of Recitals; Defined Terms. The recitals set forth above are hereby incorporated by reference into this Second Amendment. Capitalized terms used, and not otherwise defined herein, shall have the meanings given to such terms in the Original Agreement.

2.     Amendments to Original Agreement and First Amendment. As of the date hereof, Section 2 of the First Amendment which initially modified Section 3(B) of the Original Agreement is deleted and replaced in its entirety with the following:

“Performance Bonus. For each calendar quarter during the Term, Employee will have the opportunity to earn quarterly cash bonuses, which together shall be capped on an annual fiscal year basis at 150% of the annual fiscal year Base Salary, (the “Bonuses”) paid to the Employee for such quarter based on the Company’s fiscal quarterly EBITDA prior to quarterly changes in deferred revenue and deferred costs associated with such deferred revenue, stock-based compensation, executive bonus accrual, and non-cash financing expenses (“Adjusted EBITDA”) as follows:

●	8% of Adjusted EBITDA up to $250,000 of Adjusted EBITDA for each fiscal calendar quarter, plus
●	7% of Adjusted EBITDA between $250,000 and $500,000 of Adjusted EBITDA, for each fiscal calendar quarter plus
●	6% of Adjusted EBITDA above $500,000 of Adjusted EBITDA for each fiscal calendar quarter

For purposes hereof, in the event that the Company consummates one or more acquisitions during the Term (an “Acquisition”), whether by merger, stock purchase, or asset purchase, the amount of any historical Adjusted EBITDA attributable to such Acquisition(s) shall not be included in the Adjusted EBITDA calculation above for purposes of determining any Bonus. The Bonus will be paid to Employee within 15 days from the public dissemination of Company’s fiscal quarterly and annual financial statements, as applicable, provided that Employee has not voluntarily resigned or been terminated with Cause prior to such payment.”

3.     Miscellaneous. The Original Agreement and this Second Amendment contain the entire understanding of the Company and Employee with respect to the subject matter hereof, and supersede all prior representations, agreements and understandings relating to the subject matter hereof, including but not limited to the First Amendment. In the event of an inconsistency between the terms of the Original Agreement and the First Amendment and this Second Amendment with respect to the matters the subject matter hereof, this Second Amendment will govern.   Except as explicitly amended by this Second Amendment, the Original Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Company and Employee have caused this Amendment No. 2 to Executive Employment Agreement be executed and as of the date reference above.

Company:

tapinator, inc.

By:	/s/ Robert Crates
Name: Robert Crates
Title: Director

employee:

By:	/s/ Ilya Nikolayez
Name: Ilya Nikolayev

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